EXHIBIT 99.1

[COMPANY LOGO]


                     SIX FLAGS REPORTS THIRD QUARTER RESULTS

 Total Revenue Per Capita Up 13% And Revenues Flat On Comparable Park Basis, As
                        Guest Satisfaction Remains Strong

New York, NY - November 2, 2006 - Six Flags, Inc. (NYSE: SIX) today announced operating results for its third quarter and the nine months ended September 30, 2006.

Total revenue per capita for the quarter compared to the prior-year period increased by $4.32, or 13%, to $37.89, reflecting the Company's continued implementation of initiatives designed to foster a family-friendly environment and a more diversified entertainment offering within its parks.

Total revenue for the quarter compared to the prior-year period declined 1%, from $546.1 million to $540.7 million. Increased per capita revenue was offset by a decline in attendance. For the quarter, attendance declined 12% to 14.3 million from 16.3 million in the prior-year quarter. The prior-year quarter included 0.2 million in attendance and $5.5 million in revenue from the New Orleans park, which is not operating in 2006 due to damage sustained from Hurricane Katrina. Excluding the impact of the New Orleans park, revenues for the third quarter were flat compared with the prior-year period and attendance declined 11%.

The Company's net income for the quarter was $164.7 million, compared to net income of $195.7 million in the third quarter of 2005.

"During this transition year we have been focused on rebuilding the trust of our family guests," said Mark Shapiro, President and Chief Executive Officer of Six Flags since December 2005. "We are pleased that our base is responding positively as evidenced by the fact that spending remains strong, attendance stabilized in the quarter, and revenues grew in October - all in the face of reduced media and bad weather when compared to 2005."

Shapiro continued, "As we look forward to 2007, I am encouraged that the turnaround is taking place. The foundation has been laid and planning for next year is already well underway; we're optimistic about what is to come, especially when we begin to market the improved product."

Adjusted EBITDA(1) for the third quarter was $253.8 million, compared to $272.2 million in the third quarter of 2005. Adjusted EBITDA excludes the operations of our parks in Oklahoma City, Oklahoma; Sacramento, California; and Columbus, Ohio ("Discontinued Operations Parks") which have been classified as discontinued operations due to the Company's announced intention to dispose of those businesses.(2)

Third Quarter Results

Third quarter 2006 total revenues were $540.7 million, compared to $546.1 million for the third quarter 2005, a decrease of $5.4 million, or 1%. Attendance for the third quarter 2006 was 14.3 million, down 12% from 16.3 million in the third quarter 2005. Reduced attendance included a 0.4 million decrease in season pass attendance, 0.4 million reduction in groups, and 0.2 million due to the closing of the Six Flags New Orleans park. Attendance for the quarter was adversely affected by weather, especially on weekend days at our Six Flags branded parks.

Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, increased $3.92, or 12%, to $36.27 from $32.35 in the third quarter 2005, as guests continued to spend more on admissions, food and beverage, merchandise, rentals and parking.

Costs and expenses from continuing operations, which includes payroll, advertising, cost of sales, repairs and maintenance, utilities, insurance, real estate taxes, depreciation, amortization, stock-based compensation and loss on fixed assets, were $296.5 million for the quarter, compared to $286.5 million for the third quarter of 2005, an increase of $10.0 million, or 4%. The increased costs were primarily driven by increased staffing and services, costs associated with senior management and corporate strategy changes ("Management Change Costs"), and stock-based compensation, partially offset by reduced pension and cost of sales.

Net income applicable to common stock in the third quarter 2006 was $159.3 million, or $1.08 per share - diluted, compared to net income applicable to common stock of $190.2 million, or $1.29 per share - diluted in the prior-year period.

Adjusted EBITDA for the third quarter of 2006 was $ 253.8 million, compared to $272.2 million in the third quarter of 2005.

Nine Month Results

For the nine months ended September 30, 2006, total revenues declined $16.7 million, or 2%, to $939.5 million from $956.2 million in the prior-year period. Attendance for the nine months was 25.1 million, down 14% from 29.0 million during the prior-year period. Excluding the impact of the closed New Orleans park, revenues were steady compared with the prior-year nine months, and attendance was down 12%. Included in reduced attendance were a 1.1 million reduction from season pass holders and 0.9 million less attendance from groups. Attendance for the nine months was adversely affected by reduced and delayed media, and unfavorable weather comparisons to the prior year.

Total revenue per capita increased $4.50, or 14%, to $37.49, from $32.99 in the prior-year period. Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, increased $4.13, or 13%, to $35.73 from $31.60 in the prior-year period.

Costs and expenses from continuing operations increased $87.6 million to $815.6 million for the first nine months of 2006, compared to $728.0 million in the 2005 period. The key drivers of the increase were Management Change Costs ($14.4 million), stock-based compensation ($12.4 million), loss on fixed assets ($9.4 million) and increases in salaries, wages, and other expenses primarily associated with additional staffing, maintenance, and other services undertaken to improve the guest experience ($51.4 million).

Net loss applicable to common stock for the first nine months of 2006 was $132.4 million, or $1.41 per share, compared to net income applicable to common stock of $11.6 million, or $0.12 per share in the prior-year period. The net loss reflects approximately $100.7 million, or $1.07 per share, of non-cash and other items not directly related to the ongoing operation of the business. Excluding these items, net loss applicable to common stock would have been $0.34 per share, compared to net income of $0.36 per share through the third quarter 2005. (See the attached table for a reconciliation from net income (loss) applicable to common stock to net income (loss) from continuing operations before these non-cash and other items.)

Adjusted EBITDA for the first nine months of 2006 declined from $299.3 million in the prior-year period to $219.7 million, primarily as a result of increased costs. Excluding the Management Change Costs and including the Discontinued Operations Parks, Adjusted EBITDA would have been $237.7 million, compared to $304.1 million in the prior-year period.

October Performance

Through October 29, 2006, the final weekend of our popular Fright Fest product, revenues increased approximately 3% compared to the same period in the prior year. The revenue increase was driven by 16% per capita revenue growth, partially offset by lower attendance.

Cash and Liquidity

As of September 30, 2006, the Company had $45.0 million outstanding on its $300.0 million revolving credit facility, no amounts drawn on its $82.5 million multi-currency revolving facility (excluding letters of credit in the amount of $33.0 million), and $58.6 million in cash.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags is celebrating its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                      # # #

Contact:
Wendy Goldberg - (212) 652-9393

(1) See the following tables and Note 2 to those tables for a discussion of EBITDA (Modified), Adjusted EBITDA and a reconciliation to these amounts from net income (loss).

(2) Six Flags AstroWorld in Houston, Texas is also classified as a discontinued operation; however, it had no park operations during 2006 and the sale of its underlying land was completed in June 2006.

___________________________

                                 Six Flags, Inc.
             Three and Nine Months Ended September 30, 2006 and 2005
                    (In Thousands, Except Per Share Amounts)

Statement of Operations (1)                       Three Months Ended         Nine Months Ended
                                                     September 30,             September 30,
                                                ----------------------    ----------------------
                                                  2006         2005         2006         2005
                                                ---------    ---------    ---------    ---------
Revenue                                         $ 540,717    $ 546,095    $ 939,495    $ 956,198
Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on fixed assets)                        255,245      247,652      671,366      609,218
Depreciation                                       37,616       36,552      109,576      105,954
Amortization                                          220          222          659          667
Stock-based compensation                            2,277          166       13,052          620
Loss on fixed assets                                1,187        1,918       20,910       11,518
                                                ---------    ---------    ---------    ---------
Income (loss) from operations                     244,172      259,585      123,932      228,221
                                                ---------    ---------    ---------    ---------
Interest expense (net)                             50,305       44,149      148,681      134,705
Minority Interest in earnings                      30,917       25,060       45,402       44,028
Equity in operations of partnerships                  144            -          462            -
Early repurchase of debt                                -            -            -       19,303
Other Expense                                         233          270       11,538        1,353
                                                ---------    ---------    ---------    ---------
Income (loss) from continuing operations
 before income taxes                              162,573      190,106      (82,151)      28,832
Income tax (expense)                               (1,783)      (1,270)      (3,985)      (3,791)
                                                ---------    ---------    ---------    ---------
Income (loss) from continuing operations
 before discontinued operations and
 cumulative effect of a change in
 accounting principle                             160,790      188,836      (86,136)      25,041
Discontinued Operations                             3,954        6,852      (28,716)       3,029
                                                ---------    ---------    ---------    ---------
Income (loss) before cumulative effect of a
 change in accounting principle                   164,744      195,688     (114,852)      28,070
Cumulative effect of a change
  in accounting principle                               -            -       (1,038)           -
                                                ---------    ---------    ---------    ---------
Net income (loss)                               $ 164,744    $ 195,688    $(115,890)   $  28,070
                                                =========    =========    =========    =========
Net income (loss) applicable to
  common stock                                  $ 159,252    $ 190,195    $(132,367)   $  11,592
                                                =========    =========    =========    =========
Per share - basic:
     Income (loss) from continuing operations   $    1.65    $    1.97    $   (1.10)   $    0.09
     Discontinued operations                    $    0.04    $    0.07    $   (0.30)   $    0.03
     Cumulative effect of a change in
        accounting principle                    $       -    $       -    $   (0.01)   $       -
                                                ---------    ---------    ---------    ---------
Net income (loss)                               $    1.69    $    2.04    $   (1.41)   $    0.12
                                                =========    =========    =========    =========
Per share - diluted:
     Income (loss) from continuing operations   $    1.06    $    1.25    $   (1.10)   $    0.09
     Discontinued operations                    $    0.02    $    0.04    $   (0.30)   $    0.03
     Cumulative effect of a change in
        accounting principle                    $       -    $       -    $   (0.01)   $       -
                                                ---------    ---------    ---------    ---------
Net income (loss)                               $    1.08    $    1.29    $   (1.41)   $    0.12
                                                =========    =========    =========    =========

                               Balance Sheet Data
                                 (In Thousands)

Balance Sheet Data                                              September 30, 2006   December 31, 2005
                                                                ------------------   -----------------
Cash and cash equivalents
  (excluding restricted cash)                                   $           58,635   $          81,534
Total assets                                                             3,387,689           3,491,922
Current portion of long-term debt                                           53,825             113,601
Long-term debt (excluding current
  portion)                                                               2,129,336           2,128,756
Mandatory redeemable preferred stock                                       284,216             283,371
Total Stockholders equity                                                  578,065             694,208

                                     Three Months Ended    Nine Months Ended
                                        September 30,        September 30,
                                    -------------------   -------------------
                                      2006       2005       2006       2005
                                    --------   --------   --------   --------
Other Data:
EBITDA (Modified) (2)               $285,472   $298,443   $268,129   $346,980
Adjusted EBITDA (2)                 $253,773   $272,163   $219,725   $299,292
Adjusted EBITDA (including
  Frontier City, White Water Bay,
  Wyandot Lake, WaterWorld
  Sacramento, and excluding
  Management Change Costs)          $260,604   $277,336   $237,701   $304,096
Weighted average shares
  outstanding - basic                 94,352     93,107     94,194     93,106
Weighted average shares
  outstanding - diluted              155,229    154,051     94,194     93,106
Net cash provided by
  operating activities              $151,163   $186,216   $ 94,218   $211,362

The following table sets forth a reconciliation of net income (loss) to EBITDA
(Modified) and Adjusted EBITDA for the periods shown (in thousands):


                                         Three Months Ended        Nine Months Ended
                                           September 30,             September 30,
                                       ----------------------    ----------------------
                                         2006         2005          2006         2005
                                       ---------    ---------    ---------    ---------
Net income (loss)                      $ 164,744    $ 195,688    $(115,890)   $  28,070
Cumulative effect of a change in
  accounting principle                         -            -        1,038            -
Discontinued operations                   (3,954)      (6,852)      28,716       (3,029)
Income tax expense                         1,783        1,270        3,985        3,791
Other expense                                233          270       11,538        1,353
Early repurchase of debt                       -            -            -       19,303
Equity in operations of partnerships         144            -          462            -
Minority interest in earnings             30,917       25,060       45,402       44,028
Interest expense (net)                    50,305       44,149      148,681      134,705
Loss on fixed assets                       1,187        1,918       20,910       11,518
Amortization                                 220          222          659          667
Depreciation                              37,616       36,552      109,576      105,954
Stock-based compensation                   2,277          166       13,052          620
                                       ---------    ---------    ---------    ---------
EBITDA (Modified)                        285,472      298,443      268,129      346,980

Third party interest in EBITDA
  of certain parks (3)                   (31,699)     (26,280)     (48,404)     (47,688)
                                       ---------    ---------    ---------    ---------
Adjusted EBITDA                        $ 253,773    $ 272,163    $ 219,725    $ 299,292
                                       =========    =========    =========    =========

The following table sets forth a reconciliation of Adjusted EBITDA to Adjusted EBITDA before giving effect to the reclassification of Frontier City, White Water Bay, Wyandot Lake, and WaterWorld Sacramento as Discontinued Operations and the Management Change Costs.

                                       Three Months Ended     Nine Months Ended
                                          September 30,        September 30,
                                      -------------------   -------------------
                                        2006       2005       2006       2005
                                      --------   --------   --------   --------
Adjusted EBITDA                       $253,773   $272,163   $219,725   $299,292
Frontier City                            1,177      1,266        711      1,610
White Water Bay                          1,538      1,442      1,665      1,729
Wyandot Lake                             1,873      1,608      1,109        984
WaterWorld Sacramento                      397        857         89        481
Management Change Costs                  1,846          -     14,402          -
                                      --------   --------   --------   --------
Adjusted EBITDA before Discontinued
 Operations reclassification and
 Management Change Costs              $260,604   $277,336   $237,701   $304,096
                                      ========   ========   ========   ========

The following table sets forth a reconciliation of net income (loss) applicable to common stock to net income (loss) from continuing operations before certain non-cash and other items. (4)

                                                    Three Months Ended         Nine Months Ended
                                                       September 30,             September 30,
                                                    2006         2005          2006         2005
                                                  ---------    ---------    ---------    ---------
Net income (loss) applicable to common stock      $ 159,252    $ 190,195    $(132,367)   $  11,592
Loss on fixed assets                                  1,187        1,918       20,910       11,518
Early repurchase of debt                                  -            -            -       19,303
Discontinued operations                              (3,954)      (6,852)      28,716       (3,029)
Cumulative effect of change in
  accounting treatment                                    -            -        1,038            -
Stock-based compensation                              2,277          166       13,052          620
Management Change Costs                               1,846            -       14,402            -
Tax valuation allowance                             (74,538)     (70,019)      22,622       (6,202)
Sub-total                                           (73,182)     (74,787)     100,740       22,210
                                                  ---------    ---------    ---------    ---------
Net income (loss) from continuing operations
  before certain non-cash costs and other items   $  86,070    $ 115,408    $ (31,627)   $  33,802
                                                  =========    =========    =========    =========
Per share- basic:
Net income (loss) applicable to common stock      $    1.69    $    2.04    $   (1.41)   $    0.12
Less: Certain non-cash costs and other
  items                                           $    0.78    $    0.80    $   (1.07)   $   (0.24)
                                                  ---------    ---------    ---------    ---------
Net income (loss) from continuing operations
  before certain non-cash costs and other items   $    0.91    $    1.24    $   (0.34)   $    0.36
                                                  =========    =========    =========    =========


                                      NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, and gain (loss) on disposal of assets. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus interests of third parties in EBITDA of the four parks plus our interest in one hotel, that are less than wholly owned. The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA- Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income
      (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measure presented by other companies.

(3) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Marine World, plus the Company's interest in EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark.

(4) The Company's reported results include items of income and expense that the Company believes are typically excluded by securities analysts in their published estimates for the Company's financial results. The Company therefore believes that presentation of net income (loss) from continuing operations before certain non-cash and other items is relevant and useful to investors. Excluded items include loss on disposal of assets, early repurchase of debt, discontinued operations, cumulative effect of a change in accounting principle, stock-based compensation, Management Change Costs and effects of any deferred tax asset valuation allowance.